EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incoporation by reference in Amendment No. 1 to the registration statement on Form S-3 of our report dated February 7, 1997 with respect to the consolidated financial statements and financial statement schedule of the Diamond Shamrock operations of Ultramar Diamond Shamrock Corporation included in Ultramar Diamond Shamrock Corporation's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PRICE WATERHOUSE LLP
    Price Waterhouse LLP

San Antonio, Texas
April 1, 1998